The share exchange described in this press release involves securities of a foreign company.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

[Translation]

April 5, 2017

Company name:	The Hokuetsu Bank, Ltd.
Representative:	Satoru Araki, President
Code number:	8325
First Section, Tokyo Stock Exchange

Company name:	The Daishi Bank, Ltd.
Representative:	Fujio Namiki, President
Code number:	8324
First Section, Tokyo Stock Exchange

Notice Concerning Basic Agreement Concerning a Business Integration of The Hokuetsu Bank, Ltd. and The Daishi Bank, Ltd.

The Hokuetsu Bank, Ltd. (President: Satoru Araki) (“Hokuetsu Bank”) and The Daishi Bank, Ltd. (President: Fujio Namiki) (“Daishi Bank”) (collectively, “Banks”) resolved at their respective meetings of the board of directors held today to enter into a basic agreement to proceed with discussions and considerations towards a business integration (“Business Integration”), the basic policy of which is to establish a holding company through a joint share transfer and to merge the Banks under the holding company in the future.

Description

1.	Background of the Business Integration

From the early Meiji period (i.e., 1870’s) to today, Daishi Bank and Hokuetsu Bank have long established solid management bases as regional banks whose head offices are both located in Niigata Prefecture, by playing roles and accomplishing their missions as regional banks with support from local communities.

However, due to the impact of such factors as the declining population, it is expected that the size of bank deposits and lending will shrink in the future, and profit margins on lending and gains on investments in securities will further decrease due to Japan’s prolonged monetary easing policy.  As described above, the business environment surrounding the Banks is expected to become much harsher, and establishing more solid management bases is now a common business challenge for the Banks.

In addition to the above, with the developments in the integration of finance and IT technology typified by FinTech, flexible responses to new customer needs, such as the introduction of IT technology to financial services, and creating further additional value are part of the important challenges.  Moreover, now that Niigata companies are increasingly entering overseas markets and dealing with foreign companies, the Banks are also expected to expand and improve their consulting function with a global perspective, including providing know-how for business development in overseas markets.

The Banks have cooperated with each other to achieve their common goal of regional development by executing a comprehensive partnership agreement concerning regional revitalization with Niigata Prefecture, forming syndicated loans and other approaches, as well as promoting operational efficiency partnerships, such as jointly operating cash transportation cars.  However, in light of changes in the business environment in which the Banks are operating, diversified customer needs and a host of other developments, the Banks, which have long fostered a relationship of trust, have concluded that if they integrate their businesses and address their common challenges by using their respective strengths, then they will be able to continue to play their roles and accomplish their missions as regional banks on a permanent basis, and also contribute significantly to the Banks’ shareholders, customers and local communities.  Therefore, the Banks resolved to proceed with the discussions and considerations based on mutual trust and a spirit of equality with a view to achieving the Business Integration.

2.	Principles and Purposes of the Business Integration

With the aim of becoming a financial group that gains overwhelming support of their customers and local communities by realizing higher value-added financial intermediary functions and information intermediary functions based on a trusting relationship with customers and networks with local communities that have been built up over a long time, the Banks will make efforts to achieve the goals listed below.

(i)	Contribution to local communities
The Banks will further contribute to local economy by bringing together each Bank's relationship of trust with their customers and an understanding of local communities created in their respective sales bases to expand and sophisticate its consulting functions as community-based financial institutions.
(ii)	Improvement of financial intermediary function and information intermediary function
By sharing lending know-how and information between the Banks, the Banks will further improve their financial intermediary functions and information intermediary functions in their sales bases.
(iii)	Enhancement of business
The Banks will exercise to the fullest advantages of rationalization and streamlining that are gained from economies of scale, as well as building sustainable business models into the future by creating additional value that reflects their own strengths.

3.	Synergistic Effects Expected from the Business Integration

Having stable and healthy management bases in Niigata Prefecture, the Banks will consider specific measures to bring about the following synergistic effects in order to achieve the purposes of the Business Integration early and to improve customer convenience and aim for and achieve maximization of corporate value through the Business Integration, by using their respective strengths.

(1)	Banking business
The Banks will evolve the consulting functions to be offered to their customers by complementing their respective know-how and using IT technologies effectively.
(i)
In the field of sales and marketing for corporate customers, the Banks will produce synergistic effects by providing services to corporates by further delving into the local market in Niigata Prefecture, such as financing to local small and medium sized enterprises based on business assessments, promotion of business matching, delivery of high quality solutions in the business succession and M&A fields and providing overseas business support.

(ii)
In the field of sales and marketing for retail customers, the Banks will further improve customer convenience by learning customer needs through more thorough marketing activities, enhancing non-face-to-face channels, such as online services, or even the joint development and collaborated promotion of products and services.  The Banks will also produce synergistic effects by offering sophisticated consulting services in response to various needs for asset management, support for a smooth succession of assets to the next generation and other services.

(iii)	For local communities, the Banks will reinforce their contribution to regional revitalization by utilizing their financial know-how and extensive local information networks.

(2)	Business of subsidiaries
The Banks will offer higher value-added financing functions by optimizing the use of subsidiaries’ functions, such as leasing, credit card and securities businesses, and bolster the revenue of non-banking business divisions.

(3)	Enhanced business efficiency
The Banks will streamline their head office organizations, optimize their overlapping branches and subsidiaries and consolidate their systems and administrative procedures in order to enhance business efficiency, and will use their human resources and other managerial resources to improve customer convenience in local communities and strengthen the Banks’ financial intermediary functions and for other similar purposes.

(4)	Mutual complementation of know-how and integration of corporate cultures through exchange of human resources
The Banks will assign human resources based on equitable and fair treatment and on the principle of “putting the right person in the right place” irrespective of their affiliated bank, as well as exchanging human resources actively between the Banks, making efforts to complement know-how mutually and integrate their corporate cultures.

4.	Method of Integration

(1)	Method
The Banks will proceed to discuss and consider the establishment of a bank holding company (“Holding Company”) through a joint share transfer (“Share Transfer”) by April 2, 2018 (i.e. effectiveness of the Share Transfer), subject to obtaining the approval of shareholders of each bank and the necessary regulatory approvals for the Business Integration.  In addition, the Holding Company will have sufficient functions and authority to play a leading role in achieving the purposes of the Business Integration, with an eye on consolidation or other changes of common or overlapping functions of the Holding Company group based on the amended Banking Act enacted in 2016.

Furthermore, in order to maximize the effect of the integration, the Banks will continue discussions and considerations under a basic policy that a merger between the Banks is to be consummated in approximately two years from the date of the effectiveness of the Share Transfer.

(2)	Future policy
Shares of common stock of the Holding Company are planned to be listed on the First Section of the Tokyo Stock Exchange.  Because the Banks will become wholly-owned subsidiaries of the Holding Company following the Share Transfer, the Banks plan to delist from the Tokyo Stock Exchange prior to the date of the effectiveness of the Share Transfer.

5.	Outline of the Holding Company

(1)	Name
The name of the Holding Company will be “Kabushiki Kaisha Daishi Hokuetsu Financial Group.”

(2)	Location of the head office and head office functions
The head office will be located in Nagaoka City and the principal head office functions will be situated in Niigata City.

(3)	Organization and representative directors
(i)	Organization: The Holding Company will be a company with audit and supervisory committee.
(ii)
Representative directors: The President of Hokuetsu Bank will be appointed the Chairman and Representative Director and the President of Daishi Bank will be appointed the President and Representative Director.

(Note) The above is merely current policy and may be changed upon consultation between the Banks or for other reasons in the future.

6.	Share Transfer Ratio

The share transfer ratio will be determined by the time the definitive agreement concerning the Share Transfer is executed, taking into account such factors as the results of the due diligence to be conducted and the results of a third party valuation of the share transfer ratio.

7.	Establishment of Preparatory Integration Committee

To ensure the smooth implementation of the Business Integration, the Banks will establish a preparatory integration committee and hold intensive discussions regarding the Business Integration.

8.	Schedule

Wednesday, April 5, 2017 (today)	Execution of the Basic Agreement Concerning the Business Integration
October 2017 (scheduled)	Execution of a definitive agreement concerning the Share Transfer and preparation of a joint share transfer plan
December 2017 (scheduled)	Extraordinary shareholders’ meetings of the Banks (adoption of resolutions approving the share transfer plan)
Wednesday, March 28, 2018 (scheduled)	Delisting of the Banks
Monday, April 2, 2018 (scheduled)	Establishment of the Holding Company (effectiveness of the Share Transfer) and listing

(Note)
The above is merely the current schedule and may be changed upon consultation between the Banks or for other reasons in the future.  Further, in consummating the Business Integration, acquisition of regulatory approvals under the Banking Act and filings with the Fair Trade Commission are required.  When a situation arises that may delay the schedule of the Business Integration in connection with such various procedures, the Banks will make a prompt announcement.

9.	Profile of the Banks

(1)	Company profile (as of September 30, 2016)
Name	The Hokuetsu Bank, Ltd.		The Daishi Bank, Ltd.
Date of establishment	December 20, 1878		November 2, 1873
Location of head office	2-14, Ote-dori 2-chome, Nagaoka, Niigata, Japan		1071-1, Higashiborimae-dori 7-bancho, Chuo-ku, Niigata, Niigata, Japan
Representative	Satoru Araki, President		Fujio Namiki, President
Amount of capital	24,538 million yen		32,776 million yen
Number of issued shares	245,142,804 shares (Note 1)		346,253,472 shares (Note 2)
Total assets (consolidated)	2,732,039 million yen		5,443,847 million yen
Net assets (consolidated)	119,100 million yen		322,037 million yen
Deposits and others (non-consolidated)	2,397,186 million yen		4,502,244 million yen
Loans and bills discounted (non-consolidated)	1,550,101 million yen		3,079,999 million yen
Fiscal year end	March 31		March 31
Number of employees (consolidated)	1,501		2,683
Number of branches (including sub-branches)	84 branches		121 branches
Major shareholders and shareholding ratios	Japan Trustee Services Bank, Ltd. (Trust Account)	13.05%	Japan Trustee Services Bank, Ltd. (Trust Account)	4.88%
	Meiji Yasuda Life Insurance Company	4.96%	Nippon Life Insurance Company	2.96%
	Mitsuboshi Metal Industry Co., Ltd.	4.09%	Meiji Yasuda Life Insurance Company	2.93%
	Hokuetsu Bank Employee Stock Ownership Plan	2.39%	Daishi Bank Employee Stock Ownership Plan	2.60%
	Sakai Shoji Kabushiki Kaisha	1.77%	Tohoku Electric Power Co., Inc.	2.41%
	The Master Trust Bank of Japan, Ltd. (Trust Account)	1.72%	Daido Life Insurance Company	2.03%
	CBNY DFA INTL SMALL CAP VALUE PORTFOLIO (Standing proxy: Citibank Japan Ltd.)	1.65%	Sompo Japan Nipponkoa Insurance Inc.	1.98%
	Sompo Japan Nipponkoa Insurance Inc.	1.63%	Japan Trustee Services Bank, Ltd. (Trust Account No. 9)	1.83%
	Japan Trustee Services Bank, Ltd. (Trust Account No. 4)	1.61%	CBNY DFA INTL SMALL CAP VALUE PORTFOLIO (Standing proxy: Citibank Japan Ltd.)	1.80%
	Japan Trustee Services Bank, Ltd. (Trust Account No. 9)	1.26%	The Master Trust Bank of Japan, Ltd. (Trust Account)	1.70%

(Note 1)
Hokuetsu Bank consolidated its shares (10 shares into one share of common stock) on October 1, 2016 and changed the number of shares constituting one unit (from 1,000 shares to 100 shares).  As a result, the number of issued shares was reduced by 220,628,524 shares to 24,514,280 shares.

(Note 2)
Daishi Bank plans to consolidate its shares (10 shares into one share of common stock) on October 1, 2017 and change the number of shares constituting one unit (from 1,000 shares to 100 shares).  As a result, the number of issued shares will be reduced by 311,628,125 shares to 34,625,347 shares.

(2)	Business Results for the Most Recent Three Years
(Unit: millions of yen)
	Hokuetsu Bank			Daishi Bank
Fiscal year	Year ended March 2014	Year ended March 2015	Year ended March 2016	Year ended March 2014	Year ended March 2015	Year ended March 2016
Gross operating income (non-consolidated)	30,733	30,357	33,366	61,205	61,788	60,476
Net business profit (non-consolidated)	8,869	8,880	12,383	18,559	19,149	19,007
Core net business profit (non-consolidated)	7,117	7,686	9,365	19,437	18,437	18,530
Ordinary profit (consolidated)	9,242	11,896	13,099	22,665	26,209	24,353
Net income attributable to owners of parent (consolidated)	4,838	6,438	7,766	12,800	14,259	14,467

<Contacts for inquiries regarding this notice>

The Hokuetsu Bank, Ltd.	Planning Coordination Division	Tel: +81-258-35-3111
Public Relations

The Daishi Bank, Ltd.	Planning Coordination Division	Tel: +81-25-222-4111
Public Relations Office

[Material 1] Effects of the Business Integration to Be
Passed on to Customers 1 By strengthening managerial
resources through the business integration, 2 Improve
customer convenience and make efforts to support customers
in maximizing their corporate value and 3 Contribute to
regional revitalization and development of local economy on
a permanent basis 1 Strengthen managerial resources (effects of the business integration for the Banks) (1) Reinforcement of sales personnel Streamlining of the head office
organizations Optimization of the overlapping branches

(2) Improvement of financial service capacity Mutual
complementation of know-how Effective use of IT technologies
Use of subsidiary functions

(3) Enhancement of investment margin Consolidate the systems and administrative procedures

(4) Expansion and improvement of network Use of local
information network (mutual complementation with business
partners and branches in other prefectures)

2 Improve customer convenience and support customers to
maximize their corporate value (effects of the business
integration to be passed on to customers) Financial
intermediary function Information intermediary function
Consulting function FinTech Customer Specific effects of the integration Individual Expansion of a diversity of asset
management products in response to changes in market
environment Expansion and improvement of non-face-to-face
channels and a variety of services employing the latest IT
technologies Improvement of ability to provide consultation
for succession of assets to the next generation
(inheritance- related) and other issues utilizing expertise
and increased number of opportunities to support customers
Increased number of opportunities to provide information,
such as by holding seminars Expansion of structure of asset
management consultation based on the idea of fiduciary duty
(customer- oriented operation of businesses) Corporation
Expansion and improvement of optimal financing methods based on business assessment(note) through devotion of reinforced
sales personnel and investment capability Improvement of
ability to give more detailed response to customers, such as prompt response to lending applications Increase in number
of opportunities for wide range of business matching
resulting from expansion of business partners Increase in
number opportunities to provide support for each life stage, such as start-up, customers' efforts to improve management
and smooth business succession Increase in number of
opportunities to provide various information in cooperation
with domestic and overseas bases or other banks in other
prefectures or utilizing network of external business
partners Improvement of ability to provide consultation for
a broad range of areas utilizing the think tank functions
and other features of the Banks and increase of support
opportunities Note: Business assessment Adequate assessment
of businesses and potential for growth of borrower companies without depending on financial data or security or guarantee unnecessarily Furthermore, the Banks will also consider the
following matters as the passing-on of effects of the
integration to local communities Establishment of a
financing fund for local small and medium-sized enterprises
based on business assessment Reduction of bank transfer fees between the Banks and similar fees Support for local
enterprises through supplying of human resources Expansion
and improvement of their think tank functions to conduct
research and study or make recommendations for development
of local economy Expansion and improvement of a student loan system for students who will create a future of Niigata
Prefecture and a financing system to pass on part of fees to support measures for the next generation

3 Rolls and missions of regional banks Contribute to
regional revitalization and development of local economy

Schedule of the Business Integration [Material 2]

The business integration will proceed in the following two
phases. Note that the timing is tentative.

1st Step In April 2018, establish a holding company through
a joint share transfer

Kabushiki Kaisha Daishi Hokuetsu Financial Group

100% Daishi Bank - Daishi Securities Daishi Lease Daishi JCB
Card Daishi DC Card Daishi Computer Service Daishi Guaranty
Daishi Management Consulting

100% Hokuetsu Bank - Hokuetsu Leasing Hokuetsu Card Hokuetsu
Credit Guarantee Hokugin Economic Research

2nd Step After April 2020, merge the Banks and optimize
subsidiaries under the holding company

Kabushiki Kaisha Daishi Hokuetsu Financial Group

Merged bank Securities subsidiary Leasing subsidiary Credit
card subsidiary System subsidiary Credit guarantee
subsidiary Consulting subsidiary